LETTERHEAD OF SHEFFIELD EXPLORATION COMPANY, INC. APPEARS HERE]



December 28, 1995



J. Samuel Butler
Sheffield Exploration Company, Inc.
1801 Broadway, Suite #600
Denver, CO  80202

Dear Sam:

Sheffield Exploration Company, Inc. is pleased to inform you that, in recognition of your services to the Company during 1995, the Board of Directors has authorized the payment to you of a bonus consisting of 33,333 shares of common stock.

The shares will be issued to you in January, 1996.

Very truly yours,

SHEFFIELD EXPLORATION COMPANY, INC.


/s/ Edwin Morgens
Edwin H. Morgens
Chairman